Exhibit 23.1.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Silicon Manufacturing Partners Pte Ltd:
We consent to the use of our report dated February 27, 2009, with respect to the balance sheets of Silicon Manufacturing Partners Pte Ltd as of December 31, 2007 and 2008, and the related statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the twelve-month periods ended December 31, 2006 and 2007, and the year ended December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

KPMG LLP
Singapore
March 9, 2009